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                          WYCHE, BURGESS, FREEMAN & PARHAM, P.A.
                                     ATTORNEYS AT LAW
                                  44 EAST CAMPERDOWN WAY
                                  POST OFFICE BOX 728
                          GREENVILLE, SOUTH CAROLINA 29602-0728

                                     April 15, 1995


Carolina First Corporation
102 South Main Street
Greenville, South Carolina  29601

Midlands National Bank
305 North Main Street
Prosperity, South Carolina  29127

     RE:  Registration Statement on Form S-4 with respect to
          784,242 shares of Carolina First Corporation Common
          Stock

Gentlemen/Ladies:

     The opinions set forth herein are rendered with respect to the 784,242 shares, $1 par value per share, of the Common Stock (the "Common Stock") of Carolina First Corporation, a South Carolina corporation (the "Company"), which may be issued by the Company in connection with its acquisition of Midlands National Bank ("Midlands"), all as set forth in that certain Reorganization Agreement entered into as of October 13, 1994 by and among the Company, Carolina First Bank and Midlands. The Common Stock is being registered with the Securities and Exchange Commission by the Company's Registration Statement on Form S-4 (the "Registration Statement") filed on or about January 17, 1994, pursuant to the Securities Act of 1933, as amended.

     We have examined the Company's Articles of Incorporation, as amended, and the Company's Bylaws, as amended, and reviewed the records of the Company's corporate proceedings. We have made such investigation of law as we have deemed necessary in order to enable us to render this opinion. With respect to matters of fact, we have relied upon information provided to us by the Company and no further investigation. With respect to all examined documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified, conformed or photostatic copies and

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Carolina First Corporation
Midlands National Bank
April 15, 1995
Page 2


the accuracy and completeness of the information contained therein.

     Based on and subject to the foregoing and subject to the comments, limitations and qualifications set forth below, we are of the opinion that the shares of Common Stock to be sold pursuant to the Registration Statement will, when issued to the Midlands shareholders in accordance with the Reorganization
Agreement, be legally and validly issued and fully paid and non-assessable.

     The foregoing opinion is limited to matters governed by the laws of the State of South Carolina in force on the date of this letter. We express no opinion with regard to any matter which may be (or purports to be) governed by the laws of any other state or jurisdiction. In addition, we express no opinion with respect to any matter arising under or governed by the South Carolina Uniform Securities Act, as amended, any law respecting disclosure, or any law respecting any environmental matter.

      This opinion is rendered as of the date of this letter and applies only to the matters specifically covered by this opinion, and we disclaim any continuing responsibility for matters occurring after the date of this letter.

     Except as noted below, this opinion is rendered solely for your benefit in connection with the Registration Statement and may not be relied upon, quoted or used by any other person or entity or for any other purpose without our prior written consent.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                          Yours truly,

                          Wyche, Burgess, Freeman & Parham, P.A.


                      By: /s/ William P. Crawford, Jr.
                              William P. Crawford, Jr.